Exhibit 99.4

Stock Transfer Agreement

By this private instrument, the parties (individually referred to as “Party” or “Shareholder” and jointly referred to as “Parties” or “Shareholders”):

(a)            David Feffer, Brazilian, married, entrepreneur, bearer of identity document (RG) number 4.617.720-6 SSP/SP, inscribed in the roll of individual taxpayers (CPF/MF) under number 882.739.628-49, resident and domiciled in the City of São Paulo, State of São Paulo, with office at Avenida Brigadeiro Faria Lima, nº 1.355, 9º andar, CEP 01452-919 (“David” and, jointly with his descendants, Permitted Successors and Assignees who become holders of Attached Shares, “David Group”);

(b)            Daniel Feffer, Brazilian, married, lawyer, bearer of identity document (RG) number 4.617.718-8 SSP/SP, inscribed in the roll of individual taxpayers (CPF/MF) under number 011.769.138-08, resident and domiciled in the City of São Paulo, State of São Paulo, with office at Avenida Brigadeiro Faria Lima, nº 1.355, 9º andar, CEP 01452-919 (“Daniel” and, jointly with his descendants, Permitted Successors and Assignees who become holders of Attached Shares, “Daniel Group”);

(c)            Jorge Feffer, Brazilian, divorced, business administrator, bearer of identity document (RG) number 4.617.719-X SSP/SP, inscribed in the roll of individual taxpayers (CPF/MF) under number 013.965.718-50, resident and domiciled in the City of São Paulo, State of São Paulo, with office at Avenida Brigadeiro Faria Lima, nº 1.355, 9º andar, CEP 01452-919 (“Jorge” and, jointly with his descendants, Permitted Successors and Assignees who become holders of Attached Shares, “Jorge Group”); and

(d)            Ruben Feffer, Brazilian, married, business administrator, bearer of identity document (RG) number 16.988.323-1 SSP/SP, inscribed in the roll of individual taxpayers (CPF/MF) under number 157.423.548-60, resident and domiciled in the City of São Paulo, State of São Paulo, with office at Avenida Brigadeiro Faria Lima, nº 1.355, 9º andar, CEP 01452-919 (“Ruben” and, jointly with his descendants, Permitted Successors and Assignees who become holders of Attached Shares, “Ruben Group”).

The Parties therefore agree to execute this Stock Transfer Agreement (“Agreement”), in accordance with and for the purposes of the applicable legislation, especially Article 118 of Brazilian Corporation Law and other applicable legal provisions, which shall be governed by the terms and conditions set forth below.

I.	Definitions.

1.1.          The terms starting with uppercase letters used in this Agreement and not defined in the text of this Agreement shall have the meaning attributed to them in Appendix I.

II.	Shares Attached and Subject to the Agreement.

2.1.          Each Shareholder is the owner of the shares identified in Appendix II of this Agreement (“Attached Shares”), issued by SUZANO PAPEL E CELULOSE S.A., inscribed in the roll of corporate taxpayers (CNPJ/MF) under number 16.404.287/0001-55 (“Company”), which are free of Encumbrances, except as otherwise described in Appendix II. For the purposes of this Agreement, Attached Shares also include: (i) shares resulting from bonuses attributed to Attached Shares, from the splitting or grouping of the Attached Shares; (ii) preemptive rights arising from the Attached Shares; (iii) shares arising from the exchange, conversion, merger (including of shares), consolidation, spin-off or other type of corporate reorganization and, in any case, arising from the Attached Shares; or (iv) new shares subscribed to in the exercise of preemptive rights attributed to the Attached Shares, as well as warrants, options and other securities attributed to the Attached Shares and convertible into shares issued by the Company.

2.1.1.         Attached Shares do not include, restrict or encumber shares issued by the Company and/or its successors that are held or that come to be held by Shareholders and/or Successors who are not on the list in Appendix II and/or arising therefrom, in accordance with Clause 2.1.

2.2.          The Shareholders recognize that the Attached Shares compose or may compose directly or indirectly the Controlling group of the Company and, in the latter’s interest, irrevocably agree to restrict their Transfer and the constitution of Encumbrance on them, as stated herein.

2.3.          This Agreement binds the Attached Shares and, consequently, the Shareholders, their respective spouses, partners, curators, heirs, devisees and successors who become, for any reason, holders of the Attached Shares and/or the voting rights inherent to them (including in the case of an interdict and/or minor Shareholder represented by a curator or board of curators) (jointly referred to as “Successors”). In the event of the death of any Individual who is or comes to be a Shareholder of the Company, their Successors shall assume all the rights and obligations of the deceased Individual provided for in this Agreement, as a member of the same Shareholder Group of the deceased. This assumption shall be automatic in the event of legal or testamentary succession, and the corresponding Successor shall inherit the Attached Shares in accordance with this Agreement, as well as everything attached thereto (ownerships, encumbrances, rights and obligations), in accordance with all the terms and conditions agreed upon by the Shareholders. The same rule also applies to the spouse and/or partner in the event of the division of assets arising from a separation, divorce and/or dissolution of steady union. In the case of judicial interdiction of the Shareholder or minority (absolutely or relatively incompetent), the curator or curators (in the case of a board) are equally obligated and bound by the terms and conditions of this Agreement, in accordance with the legal provisions, personal statements (in public or private written documents) regarding guardianship of the interdicted person or minor.

III.	Rules Applicable to the Transfer of Attached Shares.

3.1.          Restrictions on the Transfer of Shares and Rights. The Shareholders and their Successors undertake not to Transfer, including not to sell, assign, encumber and/or constitute Encumbrance, with the exception of clauses for incommunicability and impossibility to levy execution, as applicable, disposed of by donation or will, on any account or by any means, in whole or in part, directly or indirectly, through their Permitted Assignees, their Attached Shares, except as otherwise authorized by this Agreement.

3.1.1. Without limiting the provisions of Clause 3.1, the Shareholders and their Successors are prohibited from and, consequently, undertake not to carry out, at any time, Public Trading of the Attached Shares, in whole or in part, except in the case of prior and written authorization of all Shareholders.

3.1.2. Any Transfer or creation of any Encumbrance on the Shares that are not in conformity with this Agreement shall be considered null and ineffective, and the Company shall abstain from registering them.

3.2.          Right of First Offer. If any Shareholder (“Offeror Shareholder”) intends to Transfer, in whole or part, directly or indirectly, their Attached Shares (“Offered Attached Shares”), the Offeror Shareholder shall, firstly and as a condition of the Transfer, submit to the other Shareholders (“Offeree Shareholders”), in accordance with Clause 4.4, their binding sale proposal (the “First Offer Notice”), specifying the total number and price of the Offered Attached Shares, including payment conditions (the “Proposed Transfer Amount”), through which the Offeror Shareholder irrevocably agrees to sell the Offered Attached Shares, if one or more Offeree Shareholders exercise the right to acquire the Offered Attached Shares, in accordance with the terms and conditions proposed, observing the procedure set forth below (“Right of First Offer”).

3.2.1. During the thirty (30) days after receiving the First Offer Notice (“First Offer Period”), each Offeree Shareholder shall have the right to exercise their Right of First Offer by submitting a notice in accordance with Clause 4.4 to the Offeror Shareholder, with a copy to the other Offeree Shareholders and to the Company, with a binding and irrevocable offer, to acquire up to the total number of Offered Attached Shares, in accordance with the terms and conditions proposed by the Offeror Shareholder as per Clause 3.2 (“First Offer Counter-Notice”), with the lack of a First Offer Counter-Notice by any of the Offeree Shareholders, within the First Offer Period, understood as the irrevocable non-exercise of the Right of First Offer by the Offeree Shareholder(s) who do not submit said counter-notice.

3.2.2. If the Right of First Offer is exercised for all (and not less than all) of the Offered Attached Shares, such Shares shall be acquired and Transferred to the Offeree Shareholder(s) who exercise(s) the Right of First Offer, and the Offeror Shareholder and the respective Offeree Shareholder(s) shall consummate such Transfer, pursuant to First Offer Notice, on the sixtieth (60th) Business Day as from the end of the First Offer Period. Should two (2) or more Offeree Shareholders exercise their Right of First Offer, the Offered Attached Shares shall be distributed among said Offeree Shareholders: (i) in the proportion agreed upon by the Offeree Shareholders who have exercised their Right of First Offer, by means of a written instrument submitted to the Offeror Shareholder; or, if there is no agreement for such purpose; (ii) in the proportion of the number of Attached Shares held by them in relation to the total Attached Shares issued by the Company (excluding the ownership interest of the Offeror Shareholder and the other Offeree Shareholders who did not exercise their Right of First Offer).

3.2.3. If the Offeree Shareholders do not exercise their Right of First Offer in accordance with Clause 3.2 for the acquisition of all the Offered Attached Shares, the Offeror Shareholder shall be authorized to arrange and obtain, by means of a private procedure, a firm proposal in good faith from a Third Party interested in acquiring all of the Offered Attached Shares (“Offeror Third Party”), provided that: (i) the Offeror Third Party does not represent a Common Interest with the Offeror Shareholder or exercise, directly or indirectly, or anyone who has a Common Interest with them, a Competitive Activity; and (ii) the price obtained is greater than the Proposed Transfer Amount, plus the variation in the CDI from the date of submission of the First Offer Notice to all Offeree Shareholders to the date of respective receipt (“Proposal”). The Proposal shall contain the irrevocable commitment by the Offeror Third Party to acquire the Offered Attached Shares for the net and exact price, payable at sight, in an amount not less than the Proposed Transfer Amount and adjusted as provided for above, conditioned, exclusively, upon the non-exercise of the Right of First Refusal by the Offeree Shareholders in accordance with Clause 3.3 below, and upon the audit process and/or anti-trust regulatory approval, if applicable, and valid for a minimum period of ninety (90) days as from the date of its submission to the Offeree Shareholders. After obtaining the Proposal, the transfer of the Offered Attached Shares shall be subject to the Right of First Refusal, in accordance with Clause 3.3 below.

3.2.4. In the event that, within ninety (90) days as from the expiration of the First Offer Period, no Proposal is submitted to the Offeree Shareholders for the exercise of the Right of First Refusal as per Clause 3.3 below, if the Offeror Shareholder wishes to Transfer their Attached Shares, he or she shall once again follow the procedures provided for in this Clause 3.2 and subsequently, if applicable, the procedures provided for in Clause 3.3.

3.3.         Right of First Refusal. Subject to the procedures provided for in Clause 3.2 with regard to the Right of First Offer, if, within ninety (90) days as from the expiration of the First Offer Period, the Offeror Shareholder that comes to obtain and submit to the Offeree Shareholders a Proposal that meets the requirements provided for in Clause 3.2.3, including a price greater than the Proposed Transfer Amount, to sell, directly or indirectly, the total number of Offered Attached Shares to a Offeror Third Party, and wishes to consummate the Transfer in accordance with the Proposal, the Offeror Shareholder shall, as a condition of the respective Transfer, grant to the Offeree Shareholders the right of first refusal for the acquisition of the Offered Attached Shares, at terms and conditions identical to the conditions of the Proposal (“Right of First Refusal”), upon submission to the Offeree Shareholders, with a copy submitted to the Company, of the offer notice (“First Refusal Notice”), in accordance with Clause 4.4, containing (i) a copy of the Proposal with the commitment by the Offeror Third Party to acquire the Offered Attached Shares, in accordance with the terms proposed; (ii) the irrevocable decision of the Offeror Shareholder to accept the Proposal; (iii) the identification of the Offeror Third Party, including name and full description and, if applicable, their managers and partners or shareholders, down to the level of Individuals; (iv) a declaration executed by the Offeror Shareholder and the Offeror Third Party affirming that the Offeror Third Party or whomever has the same Common Interest does not exercise, directly or indirectly, a Competitive Activity; and (v) other significant information about the proposed Transfer.

3.3.1.      After receiving the First Refusal Notice, the Offeree Shareholders shall, within thirty (30) days (“First Refusal Period”), send a notice in accordance with Clause 4.4 to the Offeror Shareholder, with copy to the other Offeree Shareholders and the Company, informing their irrevocable decision to exercise or not their Right of First Refusal to acquire up to the total number of Offered Attached Shares (“First Refusal Counter-Notice”). If no First Refusal Counter-Notice is sent by the expiration of the First Refusal Period, it shall be understood as the non-exercise, irrevocably, of the Right of First Refusal by the Offeree Shareholder(s) who does(do) not submit said counter-notice.

3.3.2. If the Right of First Refusal is exercised by one or more Offeree Shareholders to acquire all (and not less than all) of the Offered Attached Shares, the same shall be acquired in accordance with the Proposal and Transferred to the Offeree Shareholder(s) who exercised the Right of First Refusal, and the Offeror Shareholder and the respective Offeree Shareholder(s) shall consummate said Transfer on the thirtieth (30th) Business Day as from the expiration of the First Refusal Period. If two (2) or more Offeree Shareholders exercise their Right of First Refusal, the Offered Attached Shares shall be distributed among said Offeree Shareholders: (i) in the proportion agreed upon by the Offeree Shareholders who have exercised their Right of First Refusal, by means of a written instrument submitted to the Offeror Shareholder; or, if there is no agreement for such purpose; (ii) in the proportion of the number of Attached Shares held by them in relation to the total Attached Shares issued by the Company (excluding the ownership interest of the Offeror Shareholder and the other Offeree Shareholders who did not exercise their Right of First Refusal).

3.3.3. If the Offeror Shareholder does not receive in a timely manner the First Refusal Counter-Notice(s) to acquire all Offered Shares, the Offeror Shareholder is authorized to Transfer to the Offeror Third Party the Offered Attached Shares, in accordance with the exact terms of the Proposal, for ninety (90) days as from the expiration of the First Refusal Period.

3.3.4. The provisions of this Clause 3.3 shall apply to the assignment of preemptive rights in the subscription of new Attached Shares, and, in such case, the periods for exercising the Right of First Refusal are as follows: (i) fifteen (15) days as from approval of the rights offering by the shareholders’ meeting of the Company for the receipt, from the Offeree Shareholders, of the First Refusal Notice; and (ii) ten (10) days for exercise of the Right of First Refusal by the Offeree Shareholders.

3.4.          Resumption of Procedures for Right of First Offer and Right of First Refusal. The Transfer of the Offered Shares after the period of ninety (90) days as from the end of the First Refusal Period provided for in Clause 3.3.3 transpires shall once again be subject to the procedures related to the Right of First Offer and Right of First Refusal provided for in Clauses 3.2 and 3.3.

3.5.          Prohibition of Transfer to Competitors. Even if the provisions of this Agreement are respected, no Transfer of Attached Shares shall be made to a Third Party that engages in a Competitive Activity, directly or indirectly, or that has a Common Interest with whom engages in a Competitive Activity.

3.6.          Unbinding of Transferred Attached Shares. With the Transfer to a Third Party, the Transferred Attached Shares are automatically unbound from this Agreement, with the Agreement remaining valid for those Shareholders holding Attached Shares.

3.7.          Authorized Transfers. Each Shareholder may Transfer their Attached Shares (including the Right of First Offer and the Right of First Refusal to the acquisition), at any time, with the restrictions provided for in this Clause 3 not applicable:

(a)	to another Shareholder in their own Shareholder Group; and

(b)	to their Successors; and

(c)	to their Permitted Assignees, as defined in Clause 3.7.1.

3.7.1.         The Transfer of Attached Shares to Affiliates (with Affiliates that meet said conditions, the “Permitted Assignees”) is conditioned, cumulatively, upon the following: (a) that the assignee Affiliate shall adhere to the Agreement, unconditionally and irrevocably, as a condition for the validity of the Transfer, which shall compose the Shareholder Group of the assignee Shareholder; (b) that the assignee Shareholder, individually or jointly with his or her Successors, shall be, directly or indirectly, the holder of the total capital of the Affiliate, and he or she further undertakes: (b.1) not to Transfer, share or sell their ownership interest, directly or indirectly, as applicable, in the respective Permitted Assignee, in any way, without reacquiring the Attached Shares and fulfilling the restrictions on the Transfer of Attached Shares, as and if applicable in accordance with the terms of this Agreement; and (b.2) to jointly guarantee all obligations of the assignee Affiliate related to this Agreement.

3.8.         Encumbrance of Shares. The Shareholders agree not to constitute Encumbrance on the Attached Shares, except for usufruct and the incommunicability and impossibility to levy execution clauses, as applicable, disposed of by donation or will, and shall also abstain from executing agreements or other commitments providing for the Transfer of Attached Shares, unless, in each case, previously approved in writing by the Shareholders and, even if approved, the beneficiary or counterparty, before the effectiveness of this Encumbrance or execution of the commitment, undertakes, in writing, to comply with the terms and conditions provided for in this Agreement. The creation of any Encumbrance in breach of the provisions of this Agreement shall be null and void and shall not be recognized or caused to take effect by the Shareholders and the Company and shall be understood as in breach of this Agreement.

3.8.1           If the Attached Shares owned by any of the Shareholders become the subject of enforcement of involuntary encumbrance, such as a levy upon property, provisional Appendix or any other type of legal constriction (“Levied Shares”), the shareholder owning the Levied Shares shall require the competent court the release of shares within the period provided for in Article 847 of the Code of Civil Procedure.

3.8.2          If the Levied Shares are not released and a competent court starts a forced foreclosure, pursuant to Article 861 of the Code of Civil Procedure, the other Shareholders shall have the right to acquire such Levied Shares, at the Levied Shares Price, as provided for in the following clauses.

3.8.3          The Levied Shares Price that shall be offered to the other Shareholders, in accordance with Article 861, items I and II, of the Code of Civil Procedure, shall correspond to the weighted average (by daily trading volume) of the daily closing prices of the shares issued by the Company in the previous sixty (60) trading sessions on the Stock Exchange immediately prior to the offer date (“Levied Shares Price”).

3.8.4          If more than one Shareholder exercises the purchase right, such Shareholders shall acquire the Levied Shares in the proportion of the number of Attached Shares they hold in relation to the total Attached Shares issued by the Company bound to this Agreement, excluding the ownership interest owned by the Shareholder holding the Levied Shares and the Shareholders that do not exercise the purchase right.

3.8.5          The Shareholder holding the Levied Shares agrees that they shall inform, immediately, in writing, in accordance with Clause 4.4 below, the other Shareholders Groups of the constitution of encumbrance and keep them informed of the progress of the proceedings related to such encumbrance, under penalty of being held liable for any losses and damages caused.

IV.	Other Liabilities; Miscellaneous.

4.1.         Confidentiality. Each of the Shareholders shall maintain the confidentiality of any non-public information received from the other Shareholders, including with regard to the operations involving Transfers of Attached Shares, as well as all data and information obtained by any of the Shareholders in conformity with this Agreement (“Confidential Information”). Information that (a) is developed independently by the Shareholders (without using any Confidential Information) or is not subject to confidentiality and has been received legally from another source that has the right to provide it; (b) is made available to the public without violating this Agreement; (c) on the date of disclosure to a Shareholder was known by said Shareholder as not being subject to confidentiality, as evidenced by documentation held by them; (d) the Company agrees, in writing, that it is free of such restrictions; or (e) must be disclosed, currently or in the future, as required by governing law (fact for which the Company will receive notice and should have an opportunity to try to restrict disclosure) or by a court decision, is not considered Confidential Information for the purposes of this Agreement. No Shareholder shall give access, without the prior consent of the Company, and the Company shall not give access, to Confidential Information as described in this Clause to any Person that is not bound in writing, before receiving such access, to maintain the confidential nature thereof, including, but not limited to, directors, officers, employees, representatives and agents of said Shareholders.

4.2.         Share Certificate Caption. One copy of this Agreement is registered and filed at the headquarters of the Company, as well as registered on the share certificates, if issued, and at the depositary institution, with the following wording: “The Shareholder owning these shares (common or preferred) is a signatory to the Stock Transfer Agreement, executed on September 28, 2017, and filed at the headquarters of the Company.”

4.3.         This Agreement is signed irrevocably, binding the Shareholders by themselves and their heirs, Successors and/or Permitted Assignees, on any account, and further, once registration is effective, the Company. The Shareholders and their heirs, Successors and/or Permitted Assignees shall comply with all obligations provided for herein, aware that these obligations are subject to specific execution, as required by law, representing obligations to do or not to do that are inherent to the ownership of Attached Shares. No amendment to this Agreement shall be valid, except if in writing and signed by all Parties.

4.4.         Any notice, claim, request, consent, approval, statement, or other communication to be made under this Agreement shall be transmitted or conducted in writing and delivered in person, by facsimile, by e-mail to the recipients to be informed in writing, with proof of receipt, by express mail or registered mail, with proof of receipt, paid postage and addressed as follows:

(a)	If addressed to the Company:

Avenida Brigadeiro Faria Lima, 1355, 9º andar

Pinheiros, São Paulo/SP – CEP 01452-919

Attn:    Chief Executive and Investor Relations Officer

(b)	If addressed to David:

Avenida Brigadeiro Faria Lima, 1355, 9º andar

Pinheiros, São Paulo/SP – CEP 01452-919

(c)	If addressed to Daniel:

Avenida Brigadeiro Faria Lima, 1355, 9º andar

Pinheiros, São Paulo/SP – CEP 01452-919

(d)	If addressed to Jorge:

Avenida Brigadeiro Faria Lima, 1355, 9º andar

Pinheiros, São Paulo/SP – CEP 01452-919

(e)	If addressed to Ruben:

Avenida Brigadeiro Faria Lima, 1355, 9º andar

Pinheiros, São Paulo/SP – CEP 01452-919

or to any other address that comes to be informed by means of a notice transmitted to the Shareholders as provided for herein. The transmission of any notice under this Agreement may be waived, in writing, by the recipient of such notice.

4.5.         This Agreement comes into effect on the date hereof, binding the Shareholders and their Successors and Permitted Assignees, and shall remain effective and valid and a binding obligation between the Shareholders, their Successors and Permitted Assignees for an initial period of ten (10) years. The Agreement shall be renewed automatically for another ten (10) years provided no manifestation to the contrary is made by any of the Shareholders Group, during the next to the last year of each period of the Agreement (i.e., during the ninth (9th) year of each period). The termination or rescission of this Agreement shall not affect the liability of any Shareholder for any violation of this Agreement committed before the termination date.

4.6.         Expenses. Each Shareholder shall bear the costs and expenses, including those for accounting and legal advisors, related to the negotiation, preparation and execution of this Agreement.

V.	Governing Law and Dispute Resolution

5.1.         Governing Law. This Agreement is governed by and construed in accordance with the laws of the Federative Republic of Brazil, and the reader shall consider the “Definitions,” which clarify and complete the text of this Agreement and is part of Appendix I hereto.

5.2.         Dispute Resolution Procedure. Any dispute or divergence arising from this Agreement (“Conflict”) or in any way related to it shall be mandatorily and definitively resolved through arbitration (“Arbitration”), as provided for by Federal Law 9,307, of 1996.

5.2.1. The Shareholders agree that, before starting Arbitration to solve any Conflict, they shall try to negotiate an amicable agreement to solve the Conflict, through direct negotiations or mediation, within sixty (60) days as from the receipt of the notice of existence of Conflict (“Conflict Notice”) by all Shareholders. The Conflict Notice shall always be sent by the interested party to the party(ies) involved in the Conflict with a copy to all other Shareholders. If the parties try to resolve the dispute through mediation, any of the parties may start the mediation following the Mediation Procedure of the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce (“CAM/CCBC”).

5.3.         Rules. After the period established in Clause 5.2.1 above, or in the event of the impossibility of reaching an amicable solution, the interested party shall submit the dispute to Arbitration, which shall be started and processed in accordance with the CAM/CCBC Arbitration Rules (“Rules”), in effect on the date of institution of the arbitration request. The CAM/CCBC shall conduct the arbitration procedure. Any controversy related to the start of arbitration process shall be settled in a definitive and binding manner by the Arbitrators.

5.4.         Participation of all Shareholders. Regardless of the Conflict to be settled through Arbitration, all Shareholders shall participate in it either as a party (when the dispute involves them directly as applicant, respondent or counterclaimant), or as an interested third party. Similarly, the arbitration award shall be definitive and binding on all Shareholders, regardless of refusal, by any of them, to participate in an arbitration procedure, either as a party or interested third party. The interested party to start the Arbitration shall notify the other party(ies) involved in the Conflict of their decision to start the Arbitration (“Arbitration Notice”), with copy to the Shareholders who are not involved in the Conflict, if applicable. The Shareholders not involved in the Conflict shall reply to the Arbitration Notice within five (5) days as from receipt of the Arbitration Notice, indicating whether they will participate as a party in the Conflict or participate in the Arbitration as an interested third party. If no reply is sent to the Arbitration Notice, it is assumed that the Shareholder will participate as an interested third party.

5.5.         Arbitrators. The arbitration tribunal is formed by three (3) arbitrators (“Arbitrators”), and one is appointed by the applicant(s) and the other by the respondent(s), in accordance with the Rules. In the event of participation of Shareholders as interested third parties, they shall appoint an Arbitrator jointly with the applicant(s) or respondent(s), as applicable. The two (2) Arbitrators appointed by the parties shall choose jointly the third Arbitrator, who shall preside over the arbitration tribunal. Should any of the three (3) Arbitrators not be appointed within the period established in the Rules, the CAM/CCBC shall appoint them, in accordance with the Rules. Any and all controversy regarding the appointment of Arbitrators by the parties, as well the selection of the third Arbitrator, shall be settled by the CAM/CCBC.

5.6.         Law; Jurisdiction. The Arbitration shall be decided in accordance with the law, expressly excluding the possibility of an equitable decision, and with jurisdiction of the City of São Paulo, State of São Paulo, where the arbitration award shall be rendered.

5.7.         Language and Governing Law. The official language of Arbitration is Portuguese and the governing law is Brazilian law, with Arbitration subject to absolute confidentiality.

5.8.         Power of Arbitration Tribunal. Once the Arbitration starts, the Arbitrators shall resolve all issues arising from or related to the object of the Conflict, including those of incidental nature or which are a remedy for protection.

5.9.         Remedy. Notwithstanding the above provisions, each Shareholder has the right to require the following remedies, without such act being interpreted as a waiver of Arbitration:

(a)             remedies related to controversies with regard to net, exact and mandatory payment obligations that involve court enforcement proceedings;

(b)             remedies to obtain relief of urgency and decision as a remedy to protect rights prior to the start of Arbitration or aiming to ensure the useful outcome of the arbitration procedure; and

(c)             to execute any arbitration award, including the final report.

5.9.1. For the purposes of Clause 5.9, the Courts of the City of São Paulo, State of São Paulo are chosen, with the express waiver of any other court, however preferable it may be.

5.9.2. Any urgent remedy granted by the Courts shall be immediately notified by the party who required such remedy to the CAM/CCBC. The Shareholders recognize that any urgent remedy obtained from the Courts shall not, necessarily, be reviewed by the Arbitrators, who shall decide for the maintenance, review or revocation of the decision.

5.10.       Binding Effect. The arbitration clauses above bind not only the signatory Shareholders to this Agreement, but also any future shareholders that, on any account, come to be a part of the Company and adhere to this Agreement.

5.11.       Final Decision. The arbitration award attributes to the losing party, or to both parties in the proportion at which their claims were not upheld, final responsibility for the costs of the process, including costs of loss of suit.

In witness whereof, the Shareholders execute this Agreement in five (5) counterparts of equal content, in the presence of the witnesses below.

São Paulo, September 28, 2017.

/s/ David Feffer	/s/ Daniel Feffer
DAVID FEFFER	DANIEL FEFFER

/s/ Jorge Feffer	/s/ Ruben Feffer
JORGE FEFFER	RUBEN FEFFER

Witnesses:

1. ___________________________________________________ Name: RG: CPF:	2. ___________________________________________________ Name: RG: CPF:

Appendix I

Definitions

“Offeror Shareholder”	the meaning is described in Clause 3.2 of this Agreement.

“Shareholder” or Shareholders”	the meaning is described in the preamble to this Agreement, and encompasses also, except when expressly stated otherwise, their respective descendants and respective Successors and Permitted Assignees.

“Offeree Shareholders”	the meaning is described in Clause 3.2 of this Agreement.

“Agreement”	refers to this Stock Transfer Agreement.

“Levied Shares”	the meaning is described in Clause 3.8.1 of this Agreement.

“Attached Shares”	the meaning is described in Clause 2.1 of this Agreement.

“Offered Attached Shares”	the meaning is described in Clause 3.2 of this Agreement.

“Affiliate”	with regard to a certain Person or Shareholder, refers to: (a) if an Individual, any other Person who, at any time, is directly or indirectly Controlled by said Person or Shareholder; and (b) if a Legal Entity, any other Person who, at any time, is directly or indirectly Controlled by or under Joint Control with this Person or Shareholder.

“Arbitration”	the meaning is described in Clause 5.2 of this Agreement.

“Arbitrators”	the meaning is described in Clause 5.5 of this Agreement.

“Competitive Activity”	refers to any activities directly or indirectly related to the sale of products or provision of services in the same industry as Suzano Papel e Celulose.

“Stock Exchange”

refers to BM&FBOVESPA S.A. – Securities, Commodities and Futures Exchange, a stock exchange duly organized and validly existing under Brazilian Law and authorized by the Securities and Exchange Commission of Brazil (CVM) to operate as such, including all of its successors.

“CAM/CCBC”	the meaning is described in Clause 5.2.1 of this Agreement.

“CDI”	refers to the annual average rate (considering a 252-day year) of operations in Interbank Certificates of Deposit (CDI), for a period equal to one (1) Business Day (over), calculated and disclosed by the CETIP - OTC Clearing House (CETIP), with the rounding of the daily factor to the eighth decimal place, or, in case of its extinction, an equivalent rate that replaces it.

“Permitted Assignees”	the meaning is described in Clause 3.7.1 of this Agreement.

“Code of Civil Procedure”	refers to Federal Law 5,869, of 1973, as amended.

“Company”	the meaning is described in Clause 2.1 of this Agreement.

“Conflict”	the meaning is described in Clause 5.2 of this Agreement.

“First Refusal Counter-Notice”	the meaning is described in Clause 3.3.1 of this Agreement.

“First Offer Counter-Notice”	the meaning is described in Clause 3.2.1 of this Agreement.

“Control”

when used with regard to any Person (“Controlled Person”), refers to: (i) the power to elect, directly or indirectly, most members of management and to establish and conduct the policies and management of the Controlled Person; or (ii) the direct or indirect ownership of securities or other interests that represent at least fifty percent (50%) of the total voting power of the Controlled Person. The terms deriving from Control, such as “Controlled,”, “Controlling” and “under joint Control” shall have a similar meaning to Control.

“Daniel”	the meaning is described in the preamble of this Agreement.
“David”	the meaning is described in the preamble of this Agreement.

“Business Day”	refers to any day, except Saturday or Sunday, on which banks are not obligated or are authorized to close in the City of São Paulo, State of São Paulo.

“Right of First Refusal”	the meaning is described in Clause 3.3 of this Agreement.

“Right of First Offer”	the meaning is described in Clause 3.2 of this Agreement.

“Daniel Group”	the meaning is described in the preamble of this Agreement.

“David Group”	the meaning is described in the preamble of this Agreement.

“Shareholders Group”	refers to David Group, Daniel Group, Jorge Group or Ruben Group, as applicable.

“Jorge Group”	the meaning is described in the preamble of this Agreement.

“Ruben Group”	the meaning is described in the preamble of this Agreement.

“Confidential Information”	the meaning is described in Clause 4.1 of this Agreement.

“Common Interest”	means the Person: (a) acting on their own behalf, but on the account of Shareholder and/or their Successors and/or Affiliates; (b) directly or indirectly controlling company, subsidiary, associated company or joint-control company of the Shareholder and/or their Successors and/or their Affiliates; (c) owner of voting rights with which the Shareholder and/or Successors and/or their Affiliates have entered into agreement for their exercise; (d) Successor or Affiliate of the Shareholder; or (e) members of the management and supervisory bodies of the Shareholder and/or their Successors and/or Affiliates.

“Jorge”	the meaning is described in the preamble of this Agreement.

“Brazilian Corporation Law”	refers to Federal Law 6,404, of December 15, 1976, as amended.

“Public Trading”	refers to the Transfer or sale through public trading, on a stock exchange or over-the-counter market environment, including those conducted: (i) in trading sessions on the Stock Exchange; (ii) through public offering of shares, in accordance with CVM Instruction 400/2003 or others that come to succeed it, cumulative or not with CVM Instruction 471 and the ANBIMA Agreement; (iii) through auction procedures, in accordance with CVM Instruction 168/1991; or (iv) in an organized over-the-counter market.

“Arbitration Notice”	the meaning is described in Clause 5.4 of this Agreement.

“Conflict Notice”	the meaning is described in Clause 5.2.1 of this Agreement.

“First Refusal Notice”	the meaning is described in Clause 3.3 of this Agreement.

“First Offer Notice”	the meaning is described in Clause 3.2 of this Agreement.

“Encumbrance”	refers to any security, suretyship, mortgage, pledge, fiduciary sale, guarantee, easement, burden, charge, restriction, reserve, option, preemptive right, usufruct, agreement that leads to the sale (including purchase and sale commitment, options, purchase and sale with condition, etc.) or any other encumbrance of any nature that restricts the free and full exercise of ownership on a certain asset or right.

“Person”	refers to any individual, legal entity, firm, company, foreign foundations (private right), investment fund, corporation, state-controlled company, trust, consortium, joint venture, co-ownership, universality of rights or entity without corporate veil, joint venture or any other legal entity regardless of its nature.

“First Refusal Period”	the meaning is described in Clause 3.3.1 of this Agreement.

“First Offer Period”	the meaning is described in Clause 3.2.1 of this Agreement.

“Levied Shares Price”	the meaning is described in Clause 3.8.3 of this Agreement.

“Proposal”	the meaning is described in Clause 3.2.3 of this Agreement.

“Rules”	the meaning is described in Clause 5.3 of this Agreement.

“Ruben”	the meaning is described in the preamble of this Agreement.

“Successors”	the meaning is described in Clause 2.3 of this Agreement.

“Third Party”	refers to any Person except the direct descendants of the Shareholder.

“Offeror Third Party”	the meaning is described in Clause 3.2.3 of this Agreement.

“Transfer” (and its derivatives)	refers to any act that involves, directly or indirectly, voluntarily or involuntarily, the transfer, disposal, sale, trade, giving, free or onerous assignment (including assignment of preemptive right), exchange, donation, contribution, grant of stock option, or other form of negotiation, and other form of transfer or loss of property, in any case, directly or indirectly, partial or total, including, without limitation, through consolidation, merger, spin-off or other corporate reorganizations.

“Proposed Transfer Amount”	the meaning is described in Clause 3.2 of this Agreement.

***

Appendix II

Ownership Structure of the Company and Encumbrance

Shareholders	Number of Attached Shares	% TOTAL CAPITAL STOCK	Description of Encumbrance on Attached Shares
David Feffer	46,423,360	4.198%

(i)

707 Attached Common Shares are subject to incommunicability and impossibility to levy execution

(ii)

707 Attached Common Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct:

(iii)

187,500 Attached Class A Preferred Shares are subject to incommunicability

(iv)

8,116,343 Attached Class A Preferred Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct;

(v)

5,491,922 Attached Class A Preferred Shares are subject to incommunicability and impossibility to levy execution; and

(vi)

32,626,181 Attached Class A Preferred are free of encumbrance.

Shareholders	Number of Attached Shares	% TOTAL CAPITAL STOCK	Description of Encumbrance on Attached Shares
Daniel Feffer	46,423,360	4.198%

(i)

707 Attached Common Shares are subject to incommunicability and impossibility to levy execution;

(ii)

707 Attached Common Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct;

(iii)

187,500 Attached Class A Preferred Shares are subject to incommunicability;

(iv)

8,116,343 Attached Class A Preferred Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct;

(v)

5,491,922 Attached Class A Preferred Shares are subject to incommunicability and impossibility to levy execution; and

(vi)

32,626,181 Attached Class A Preferred are free of encumbrance.

Shareholders	Number of Attached Shares	% TOTAL CAPITAL STOCK	Description of Encumbrance on Attached Shares
Jorge Feffer	46,423,360	4.198%

(i)

707 Attached Common Shares are subject to incommunicability and impossibility to levy execution;

(ii)

707 Attached Common Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct;

(iii)

187,500 Attached Class A Preferred Shares are subject to incommunicability;

(iv)

8,116,343 Attached Class A Preferred Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct;

(v)

5,491,922 Attached Class A Preferred Shares are subject to incommunicability and impossibility to levy execution; and

(vi)

32,626,181 Attached Class A Preferred are free of encumbrance.

Shareholders	Number of Attached Shares	% TOTAL CAPITAL STOCK	Description of Encumbrance on Attached Shares
Ruben Feffer	46,423,360	4.198%

(i)

707 Attached Common Shares are subject to incommunicability and impossibility to levy execution;

(ii)

707 Attached Common Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct;

(iii)

187,500 Attached Class A Preferred Shares are subject to incommunicability;

(iv)

8,116,343 Attached Class A Preferred Shares are subject to incommunicability and impossibility to levy execution, in addition to being encumbered with usufruct;

(v)

5,491,922 Attached Class A Preferred Shares are subject to incommunicability and impossibility to levy execution; and

(vi)

32,626,181 Attached Class A Preferred are free of encumbrance.

Total	185,693,440	16.792%	------

1ST Amendment to the Agreement for the Transferring of Suzano S.A. Shares

This Amendment to the Agreement for the Transferring of Suzano S.A. Shares (“1st Amendment”) is agreed and signed by the following parties:

(a)            DAVID FEFFER, Brazilian, divorced, a businessman, bearer of ID card RG nº 4.617.720-6 (SSP/SP), registered with the CPF/ME under nº 882.739.628-49, based and residing in the city and state of São Paulo, with a commercial office at Avenida Brigadeiro Faria Lima, nº 1.355, 21st floor, CEP 01452-919, São Paulo – SP (“David” and, together with his descendants, their Successors and any Authorized Assignees who become holders of Linked Shares, “Grupo David”);

(b)            DANIEL FEFFER, Brazilian, married, a lawyer, bearer of ID card RG nº 4.617.718-8 (SSP/SP), registered with the CPF/ME under nº 011.769.138-08, based and residing in the city and state of São Paulo, with a commercial office at Avenida Brigadeiro Faria Lima, nº 1.355, 21st floor, CEP 01452-919, São Paulo – SP (“Daniel” and, together with his descendants, their Successors and any Authorized Assignees who become holders of Linked Shares, “Grupo Daniel”);

(c)            JORGE FEFFER, Brazilian, divorced, business manager, bearer of ID card RG nº 4.617.719-X (SSP/SP), registered with the CPF/ME under nº 013.965.718-50, based and residing in the city and state of São Paulo, with a commercial office at Avenida Brigadeiro Faria Lima, nº 1.355, 21st floor, CEP 01452-919, São Paulo – SP (“Jorge” and, together with his descendants, their Successors and any Authorized Assignees who become holders of Linked Shares, “Grupo Jorge”);

(d)             RUBEN FEFFER, Brazilian, married, business manager, bearer of ID card RG nº 16.988.323-1 (SSP/SP), registered with the CPF/ME under nº 157.423.548-60, based and residing in the city and state of São Paulo, with a commercial office at Avenida Brigadeiro Faria Lima, nº 1.355, 21st floor, CEP 01452-919, São Paulo – SP (“Ruben” and, together with his descendants, their Successors and any Authorized Assignees who become holders of Linked Shares, “Grupo Ruben”);

The signatories to this 1st Amendment, as well as the descendants, Successors and Authorized Assignees of David, Daniel, Jorge and Ruben who become holders of Linked Shares are hereinafter referred to collectively as “Shareholders” and individually as “Shareholder”.

Considering that on September 28, 2017, an Agreement was signed for the Transferring of Shares (“Agreement”) in Suzano S.A., a company registered with the CNPJ/ME under nº 16.404.287/0001-55 and/or its successors (the “Company”);

Considering that the Shareholders wish to amend the Agreement, in order to extend its validity period;

IT HAS BEEN DECIDED that the Parties shall sign this 1st Amendment, for the purposes and under the terms of the applicable legislation, notably Art. 118 of the Brazilian Corporate Law and other legal provisions, which is to be governed by the following terms and conditions.

1.               DEFINITIONS

1.1.            It is determined that terms beginning with capital letters, when used herein, shall have the meaning assigned to them in the Agreement, unless expressly defined otherwise herein.

2.               EXTENSION OF THE VALIDITY PERIOD

2.2.            The Parties have decided, in full and mutual agreement, to extend the validity period of the Agreement to June 23, 2042, with Clause 4.5 of the Agreement to come into force, for all effects and purposes, using the following new wording:

“4.5. This Agreement has been in force since September 28, 2017, binding the Shareholders and their Successors and Authorized Assignees, and shall remain in force, valid and binding among the Shareholders, their Successors and Authorized Assignees, until June 23, 2042. The rescission or termination of this Agreement shall not affect the responsibility of any of the Shareholders for any breaching of this Agreement prior to the termination date.”

3.               GENERAL PROVISIONS

3.1.          Ratification. The other provisions of the Agreement are hereby ratified and not altered by means of this 1st Amendment, ensuring that, unless expressly provided for herein, this 1st Amendment does not alter or replace any other provisions of the Agreement, nor is there any aim or intention to suppress or change the rights and obligations established therein, as all the other clauses of the Agreement are hereby expressly ratified.

3.2.           Integral Part. This 1st Amendment shall be considered an integral part of the Agreement and is to be interpreted in compliance with its terms.

3.3.           Binding Effect. This 1st Amendment is entered into on an irrevocable and irreversible basis, setting out legal, valid and binding obligations and forming a bond that is in effect for the benefit of the Shareholders, the Company and their respective Successors and Authorized Assignees.

3.4.           Alterations. Any alteration or waiver of this document shall only be valid if submitted in writing and signed by all the Parties.

3.5.           Applicable Law. This 1st Amendment is to be interpreted and governed in compliance with the Brazilian legislation.

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3.6.          Disagreements. Any and all conflicts, doubts or controversies within the scope of this 1st Amendment or that are directly or indirectly related to it, involving any of the Parties, are to be resolved in compliance with the provisions of Clauses 5.2 to 5.11 of the Agreement, which are fully applicable to this 1st Amendment.

So, being in just and full accord, the Shareholders hereby sign 4 (four) identical copies of this Amendment, in the presence of the undersigned witnesses.

São Paulo, July 13, 2022.

[The rest of this page has been deliberately left blank. The signature page follows.]

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(Signature page of the 1st Amendment to the Agreement for the Transferring of Suzano S.A. Shares, signed on July 13, 2022)

Shareholders:

/s/ David Feffer	/s/ Daniel Feffer
DAVID FEFFER	DANIEL FEFFER

/s/ Jorge Feffer	/s/ Ruben Feffer
JORGE FEFFER	RUBEN FEFFER

Witnesses:

Name:	Name:
RG:	RG:
CPF:	CPF:

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